Exhibit 10.15

This is a translation into English of the official Hebrew version of this agreement. In the event of a conflict between the English and Hebrew texts, the Hebrew text shall prevail.

Second Amendment to Shares Allocation Agreement Dated January 1, 2018

Made in Tel Aviv on October 9, 2018

Between:	TURBO-GAS CLEAN ENERGY CO LTD Company No. 51-508605-6 1 Mohilever St., Herzliya (hereinafter: the “Company”) Of the One Part;

And between:	R-JET ENGINEERING LTD Company No. 51-320637-5 Of 1 Mohilever St., Herzliya (hereinafter: “R-JET”) Of the Other Part;

Whereas:	On January 1 the Parties entered into a Share Allocation Agreement, including an amendment to the Agreement dated February 7, 2018 (jointly: the “Allocation Agreement”);

And whereas:	The Parties wish to amend the Allocation Agreement with respect to the rights of R-JET in accordance with the provisions of this amendment;

Therefore, it is Declared, Stipulated and Agreed between the Parties as Follows:

1.	This amendment to the Allocation Agreement constitutes an integral part of the Allocation Agreement.

2.	The terms used in this amendment shall have the meanings ascribed thereto in the Allocation Agreement unless otherwise expressly defined in this amendment.

3.	In the event of any conflict or inconsistency between the provisions of this amendment and the provisions of the Allocation Agreement and its appendices, the provisions of this amendment shall prevail.

4.	Due to the fact that it will not be possible to complete the development of the TG40 Turbine and the TG 200 Turbine (as defined in the Allocation Agreement) in accordance with the conditions specified in the Allocation Agreement (and therefore there is no feasibility that R-JET will be entitled to receive the shares by January 1, 2020), it has been agreed between the Parties that 75,000 Ordinary Shares of the Company which were deposited with Adv. Shuki Regev as trustee shall be returned to the Company for the purpose of allocating options to the present and future employees of the Company, together with additional shares to be allocated by the Company in a total amount of up to 10% of the issued and paid-up share capital of the Company on a Fully Diluted Basis, subject to approval of the Board of Directors of the Company.

5.	It is agreed that to the extent an external investor seeking to invest in the Company requires an amendment to Section 3.8 of the Share Allocation Agreement, it is hereby agreed that Section 3.8 shall be amended as follows (and Section 3.8 in its current wording shall be cancelled):

“It is agreed that R-JET shall be entitled to receive royalties from the revenues of the Company in accordance with one of the following alternatives: (i) provided that the development cost of the TG40 Turbine does not exceed USD 1,800,000, R-JET shall be entitled to receive from the Company royalties at a fixed rate of 4% of the amount of any revenue of the Company, plus VAT and against a Valid tax invoice. In such case, it is agreed that after the royalty amount accumulates to USD 32,000,000 before tax, the royalty rate shall be reduced, as the case may be, to 2%; (ii) if the development cost of the TG40 Turbine exceeds USD 1,800,000 and up to USD 2,100,000, R-JET shall be entitled to receive from the Company royalties at a fixed rate of 3% of the amount of any revenue of the Company, plus VAT and against a Valid tax invoice. In such case, it is agreed that after the royalty amount accumulates to USD 24,000,000 before tax, the royalty rate shall be reduced, as the case may be, to 1.5%; and (iii) if the development cost of the TG40 Turbine exceeds USD 2,100,000 and up to USD 2,600,000, R-JET shall be entitled to receive from the Company royalties at a fixed rate of 2% of the amount of any revenue of the Company, plus VAT and against a Valid tax invoice. In such case, it is agreed that after the royalty amount accumulates to USD 16,000,000 before tax, the royalty rate shall be reduced, as the case may be, to 1%.

For the avoidance of doubt it is clarified that: (i) the revenues of the Company include, without limitation, the sale of engines, spare parts, manufacturing rights or know-how; (ii) the development cost of the TG40 Turbine means the cost of manufacturing two TG40 Turbines ready for operation, packaging and shipment.

Notwithstanding the foregoing, it is agreed that during the period in which R-JET has an obligation to pay royalties to the Chief Scientist at the Ministry of Energy and Water in connection with agreements entered into with it under which it received grants for the development of the Technology (hereinafter: the “Chief Scientist Commitment Period”), the Company agrees to pay any amount required by the Chief Scientist under the aforesaid agreements up to a maximum of 5% on account of the future royalties, in order to enable R-JET to meet its aforesaid obligations (hereinafter: the “Additional Payment”). For the sake of good order, it is clarified that the Additional Payment, beyond the royalties to which R-JET is entitled as aforesaid, shall be set off against the royalty amount as specified in Section 3.9 of the Agreement, mutatis mutandis. For the avoidance of doubt, the Parties shall conduct a corresponding reconciliation in the following years in order to adjust the royalties to the agreed amount as aforesaid.

Notwithstanding the foregoing, it is agreed that at any stage the Company shall be entitled to pay R-JET the amount of USD 5,000,000 (the “One-Time Royalty Payment”), which shall constitute full and final consideration in respect of the royalties to which R-JET is entitled, and that upon receipt of the One-Time Royalty Payment R-JET shall not be entitled to receive any additional amount in respect of the royalty component referred to in this Section.”

6.	The Company assumes the obligation of R-JET to pay Mr. Assi Shalgi the amount of USD 50,000 subject to completion of the development of two TG250 Turbines to the satisfaction of the Company at its sole discretion, such that the turbines are ready for operation, packaging and shipment.

7.	Except as expressly provided in this amendment, the remaining provisions of the Share Allocation Agreement shall remain unchanged.

8.	This Agreement shall be subject to and shall enter into force only after receipt of the approval of the Board of Directors of the Company.

In Witness Whereof The Parties Hereto Have Hereunto Set Their Hands:

/s/ R-Jet Engineering Ltd.		/s/ Turbo-Gas Clean Energy Co Ltd.
R-JET ENGINEERING LTD		TURBO-GAS CLEAN ENERGY CO LTD

By:	/s/ Giora Belkin	By:	/s/ Turbo-Gas Clean Energy Co Ltd.

By:	/s/ David Lior